Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Silo Pharma, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value	(1)	Other	137,728	$4.3725	$602,215.68	0.0001381	$83.11

Total Offering Amounts:						$602,215.68		83.11
Total Fee Offsets:								0.00
Net Fee Due:								$83.11

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Offering Note(s)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), by averaging the high and low sales prices of Silo Pharma, Inc.’s (the “Registrant’s”) common stock, par value $0.0001 per share (“Common Stock”), as reported on The Nasdaq Capital Market on July 28, 2026, which date is within five business days prior to the filing of this Registration Statement.

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover an indeterminate number of additional shares of Common Stock of the Registrant which become issuable under the Registrant’s Amended and Restated 2020 Omnibus Equity Incentive Plan (as amended, the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

Represents 137,728 shares of Common Stock available for issuance under the 2020 Plan. On December 4, 2023, at the Registrant’s 2024 annual meeting of shareholders, the shareholders of the Registrant approved the Silo Pharma Amended and Restated 2020 Omnibus Equity Incentive Plan (the Amended 2020 Plan”) On October 24, 2025, at the Registrant’s 2025 annual meeting of shareholders, the shareholders of the Registrant approved a First Amendment to the Amended 2020 Plan to increase the number of shares reserved under the Amended 2020 Plan to 93,334 shares (reverse split adjusted) and to approve a 5% evergreen increase provision. On January 1, 2026, the amount of shares reserved under the Amended 2020 Plan increased to 137,728 shares (reverse split adjusted) in connection with the “evergreen” provision in the 2020 Plan.